Exhibit 10.2
SIXTH AMENDMENT TO LEASE
THIS SIXTH AMENDMENT TO LEASE (this “Sixth Amendment” or this “Amendment”) by and between CLAR MINNEAPOLIS MN LESSEE, LLC, a Delaware limited liability company (as successor in interest to Legacy 1001 Minneapolis Venture, LLC, a Delaware limited liability company, “Landlord”), and SLEEP NUMBER CORPORATION, a Minnesota corporation (“Tenant”), is executed as of this 30th day of April, 2026 (the “Sixth Amendment Effective Date”).
WITNESSETH
WHEREAS, Landlord and Tenant have entered into that certain Lease dated as of October 21, 2016 (the “October Lease”), subsequently amended by the First Amendment to Lease dated June 1, 2017 (the “First Amendment”), Second Amendment to Lease dated as May 25, 2023 (the “Second Amendment”), Third Amendment to Lease with an effective date of December 26, 2024 (the “Third Amendment”), Fourth Amendment to Lease, dated May 27, 2025 (the “Fourth Amendment”), and the Fifth Amendment to Lease dated as of December 2, 2025 and set to terminate by its terms on April 30, 2026 (the “Fifth Amendment” and collectively with the October Lease, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the “Original Lease” and as amended by this Sixth Amendment, the “Lease”) for space in the building commonly known as 1001 3rd Avenue South, Minneapolis, Minnesota 55404 (the “Building”);

WHEREAS, Tenant has notified Landlord that it no longer needs all of the space leased to it under the Original Lease, and in consideration for the mutual covenants contained herein, Landlord has agreed to amend the Original Lease to provide for (i) the immediate surrender by Tenant of the Fourth Floor of the Premises effective as of the Sixth Amendment Effective Date, (ii) the immediate surrender by Tenant of the Third Floor, subject to a limited right of access by Tenant to the Third Floor through May 1, 2026 for the sole purpose of removal of Tenant’s property, of the Premises but the payment of a Monthly Surrender Fee (as defined below) for the Third Floor Rent Continuation Period (as defined further below), (iii) the continuation of the Original Lease with respect to the First and Second Floors of the Premises for the remainder of the Original Lease Term, (iv) certain adjustments to the timing and payment of Rent, and (v) certain related matters, all as more particularly set forth herein; and

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and in the Original Lease, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby covenant and agree to amend and modify the Original Lease as follows:

1.DEFINED TERMS. Unless otherwise defined herein, terms used herein with initial capital letters shall have the same meanings assigned to such terms in the Original Lease. All references in the Original Lease to the “Lease” shall mean and refer to the Original Lease as amended by this Sixth Amendment.

2.DEFAULT BY TENANT. Section 8.1(a) of the October Lease is hereby amended and restated in its entirety as follows:

        “(a) The failure of Tenant to pay any Rent within three (3) days of the date by which such Rent is due and payable.

3.SURRENDER OF FOURTH FLOOR OF THE PREMISES.

a.Effective as of the Sixth Amendment Effective Date (the “Fourth Floor Surrender Date”), Tenant hereby surrenders all of Tenant’s right, title, and interest in and to the Fourth Floor of the Premises (consisting of approximately 26,309 rentable square feet) (the “Fourth Floor Surrendered Space”), and as of the Fourth Floor Surrender Date, the Fourth Floor Surrendered Space shall no longer constitute a part of the Premises under the Lease. By the Fourth Floor Surrender Date, Tenant shall cause the Fourth Floor Surrendered Space to be vacated and surrendered to Landlord in accordance with Section 5.4 of the Lease.

b.From and after the Fourth Floor Surrender Date, and provided the Fourth Floor Surrendered Space is vacated and surrendered to Landlord pursuant to the terms of this Sixth Amendment, including, without limitation, Section 3.a. above, no Base Rent, Additional Rent, or any other payments shall be due from Tenant to Landlord, or from Landlord to Tenant, in connection with the surrender of the Fourth Floor Surrendered Space.

4.SURRENDER OF THIRD FLOOR OF THE PREMISES.

a.Effective as of the Sixth Amendment Effective Date (the “Third Floor Surrender Date”), Tenant hereby agrees to surrender all of Tenant’s right, title, and interest in and to the Third Floor of the Premises (consisting of approximately 76,645 rentable square feet) (the “Third Floor Surrendered Space”), and as of the Third Floor Surrender Date, the Third Floor Surrendered Space shall no longer constitute a part of the Premises under the Lease. By no later than the Third Floor Surrender Date, Tenant shall cause the Third Floor Surrendered Space to be vacated and returned to Landlord in broom-clean condition and in a good state of repair and condition, excepting only ordinary wear and tear, and upon the request of Landlord, Tenant shall demolish or remove all or any portion of any Trade Fixtures in accordance with Section 5.4 of the Lease; provided, however, notwithstanding Section 5.4 of the Lease, Landlord shall not request Tenant to demolish or remove all or any alterations, improvements, or additions to the Third Floor Surrendered Space made by or on behalf of Tenant or to restore the Third Floor Surrendered Space to the condition existing prior to the installation of any Trade Fixtures or the making of any such alterations, improvements, or additions, and Tenant shall not be asked to tag any wiring as installed by Tenant. Further, Landlord hereby agrees to provide Tenant a limited right to access the Third Floor Surrendered Space for the sole purpose of removal of Tenant's property through May 1, 2026. In consideration for Landlord’s agreement to allow Tenant to vacate and surrender the Third Floor of the Premises prior to the expiration of the Term, Tenant agrees to pay to Landlord the following:

i.On or prior to June 1, 2026, (1) one third of the aggregate of (a) Base Rent and Additional Rent that is past due and payable for the Third Floor of the Premises for April 2026 under the Original Lease plus (b) Base Rent and Additional Rent that would have been due and payable for May 2026 under the Original Lease, plus (2) the amount of (1) multiplied by eighteen percent (18%) (the “Rent Delay Period Fee”) (for example, if two (2) months of Third Floor Base Rent and Additional Rent equals Three Hundred Thousand Dollars ($300,000.00), then one-third (1/3) thereof equals One Hundred Thousand Dollars ($100,000.00), and the Rent Delay Period Fee equals One Hundred Eighteen Thousand Dollars ($118,000.00)), payable to Landlord on or prior to June 1, 2026. For the avoidance of doubt, the Rent Delay Period Fee may be payable by Tenant in one lump sum on or prior to June 1, 2026. In the event that Tenant fails to pay any portion of the Rent Delay Period Fee as and when due under this Sixth Amendment, then such amount shall incur a late fee equal to eighteen percent (18%) per annum until such date that the Rent Delay Period Fee is received by Landlord; and

ii.Commencing on June 1, 2026 and every month thereafter for a period of eighteen (18) months, ending on November 1, 2027 (the “Third Floor Rent Continuation Period”), a monthly surrender fee equal to the Base Rent and Additional Rent for the Third Floor of the Premises that would have been due and payable by Tenant in accordance with the Original Lease as in effect immediately prior to the Sixth Amendment Effective Date (the “Monthly Surrender Fee”) is due to Landlord. In the event that Tenant fails to pay any portion of the Monthly Surrender Fee as and when due under this Sixth Amendment, then such amount shall incur a late fee equal to eighteen percent (18%) per annum until such date that the Monthly Surrender Fee is received by Landlord.

Any failure by Tenant to pay the Rent Delay Period Fee and/or the Monthly Surrender Fee within three (3) days of the date by which such is due and payable under this Sixth Amendment shall constitute an immediate default under the Lease, and Landlord shall be entitled to exercise all rights and remedies available under Article 8 of the Lease with respect thereto.

5.REDUCED PREMISES; CONTINUED PAYMENT.

a.As of the Sixth Amendment Effective Date, the Premises shall be reduced to exclude the Fourth Floor Surrendered Space. As of the Third Floor Surrender Date, the Premises shall be further reduced to exclude the Third Floor Surrendered Space. From and after the Third Floor Surrender Date, the Premises shall consist solely of the First and Second Floors of the Premises (consisting of approximately 135,461 rentable square feet) (the “Remaining Premises”).

b.Tenant’s Proportionate Share under the Lease shall be adjusted in accordance with the foregoing reductions, effective as of the applicable surrender dates. For clarity, Section 1.1(v) of the Original Lease is hereby amended and restated in its entirety as follows: “Tenant's Proportionate Share shall mean a fraction, the numerator of which is the number of Rentable Square Feet within the Remaining Premises (135,461 RSF), and the denominator of which is the number of Rentable Square Feet on floors one (1) through six (6) of the Building (327,844 RSF). Both Landlord and Tenant acknowledge that neither of the foregoing figures was calculated by measuring the Common Areas, Service Areas and other non-tenant spaces in the Building and that neither Landlord nor Tenant shall have a right to demand remeasurement or recalculation of the Rentable Square Feet applicable to the Premises or the Building. Additionally, Tenant’s Proportionate Share shall be increased to account for additional common areas for which Tenant agreed to pay the Tenant Proportionate Share under Exhibit D(1)(c) of the October Lease. Accordingly, the parties acknowledge and agree that Tenant's Proportionate Share under this Lease is 42.7%.”

c.From and after the Sixth Amendment Effective Date, Tenant shall continue to pay Base Rent and Additional Rent attributable to the Remaining Premises in accordance with the terms of the Lease, through and including the expiration of the Lease Term. Notwithstanding the foregoing, in consideration for the mutual covenants contained in this Sixth Amendment, Landlord agrees to accept Base Rent and Additional Rent for April 2026 and May 2026 shall be due from Tenant with respect to the Remaining Premises on May 15, 2026 (the “Delayed Rent Payment”). Landlord’s acceptance of such payment shall not constitute a waiver of any rights or remedies of Landlord set forth in the Lease with respect to Tenant’s payment of Base Rent and Additional Rent from and after May 15, 2026. Any failure by Tenant to pay the Delayed Rent Payment when due shall constitute an immediate default under the Lease, and Landlord shall be entitled to exercise all rights and remedies available under Article 8 of the Original Lease with respect thereto, including the accrual of interest and late charges under Section 3.2 of the Original Lease.

d.Notwithstanding anything to the contrary in the Lease, including but not limited to Section 3.2 of the Original Lease, beginning on the Sixth Amendment Effective Date, Tenant shall be required to make all Rent payments and any other amounts and/or fees payable under the Lease, including but not limited to all Rent, fees, and/or any other amounts under this Sixth Amendment, by ACH payment to the below account:

                HSBC BANK USA, N.A.
                CLAR Minneapolis MN Lessee LLC
                239 Van Rensselaer Street, Buffalo, NY 14210
                ACCOUNT NUMBER - 189024836
                ROUTING NUMBER - 022000020
                ABA - 021001088

6.PARKING. Section 9.30 of the Original Lease is amended and restated in its entirety as follows:

“Landlord will make 185 stalls located in the underground garage space available onsite at no additional cost for the duration of the Lease Term, including options. Landlord retains the option of offering valet service in the lower level parking garage at no charge to Tenant, at any time, in order to maximize parking options and efficiency.”

7.NO WAIVER. Notwithstanding anything to the contrary in this Sixth Amendment, in no event shall Landlord’s acceptance of any amounts, payments, and/or fees payable under this Sixth Amendment shall constitute a waiver of Tenant’s covenants contained in the Lease nor of Tenant’s defaults under the Lease, a release of Tenant from any obligation or liability of Tenant under the Lease, or a waiver of any of Landlord’s rights and remedies under the Lease.

8.NO TENANT IMPROVEMENTS. Notwithstanding any provision of the Lease or any prior amendment to the contrary, no tenant improvement allowance, contribution, or credit of any kind shall be provided by Landlord to Tenant in connection with Tenant’s consolidation of its operations onto the First and Second Floors of the Building or otherwise in connection with the transactions contemplated by this Sixth Amendment. Effective immediately upon the Third Floor Surrender Date, Landlord shall have the right, at Landlord’s sole option and in Landlord’s sole discretion, to either (i) remove the interior staircase connecting the Third Floor to other floors of the Building, or (ii) fill in and restore the floor slab at the location of the interior staircase on the Third Floor (or on any other floor as may be necessary to separate the Third Floor from the Remaining Premises) to a condition consistent with the structural integrity and building standards of the Building ((i) and/or (ii) in this Section 8 shall be referred to as the “Third Floor Staircase Removal”). The Third Floor Staircase Removal shall be at Landlord’s sole cost and expense; provided, however, (i) such Third Floor Staircase Removal shall not materially interfere with Tenant’s permitted use or quiet enjoyment of the Remaining Premises consistent with Section 6.1 of the October Lease, (ii) any construction plans will be communicated in writing to Tenant at least five (5) business days in advance, and (iii) in no event will any construction take place on the dates of: (x) Tenant’s publicly announced earnings calls or (y) annual or special shareholder meetings, provided Tenant provides Landlord notice of the events set forth in (x) and (y) not less than five (5) business days before such event.

9.EFFECT OF AMENDMENT. Except as expressly amended by this Sixth Amendment, the terms and provisions contained in the Lease shall continue to govern the rights and obligations of the parties; and all provisions and covenants in the Lease shall remain in full force and effect.

10.SEVERABILITY OF PROVISIONS. A determination that any provision of this Amendment is unenforceable or invalid shall not affect the enforceability or validity of any other provision hereof, and any determination that the application of any provision of this Amendment to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to any other persons or circumstances.

11.COUNTERPARTS. This Sixth Amendment may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document.

All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart.

12.GOVERNING LAW. The terms and conditions of this Sixth Amendment shall be governed by the applicable laws of the State of Minnesota.
13.INTERPRETATION. Within this Amendment, words of any gender shall be held and construed to include any other gender, and words in the singular number shall be held and construed to include the plural, unless the context otherwise requires. The section headings used herein are intended for reference purposes only and shall not be considered in the interpretation of the terms and conditions hereof. The parties acknowledge that the parties and their counsel have reviewed and revised this Amendment and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Sixth Amendment or any exhibits or amendments hereto.
14.SUCCESSORS AND ASSIGNS. The terms and conditions of this Amendment shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns.

15.TIME OF ESSENCE. Landlord and Tenant agree that time is of the essence of this Sixth Amendment.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first above written.

LANDLORD: CLAR MINNEAPOLIS MN LESSEE, LLC, a Delaware limited liability company

By:	/s/ Kristin Leung
Name:	Kristin Leung
Title:	Authorized Signatory

TENANT: SLEEP NUMBER CORPORATION, a Minnesota corporation

By:	/s/ Amy O'Keefe
Name:	Amy O'Keefe
Title:	CFO